Exhibit 10(s)

SUMMARY SHEET
OF
2010 COMPENSATION

Director Compensation

Employee Directors

Directors who are employees of the Company receive no separate compensation for Board service. Mr. Alley is the only director who is also an employee of the Company.

Non-Employee Directors

During 2010, each non-employee director is expected to receive:

Annual Retainer:
•	January 2010 through June 2010:
o	$6,000 cash retainer, prorated for any partial year of service.
•	July 2010 through December 2010:
o	$12,000 cash retainer, prorated for any partial year of service.

Meeting Fees:
•	January 2010 through June 2010:
o	$450 cash fee for each Board of Directors meeting attended.
o	$300 cash fee for each committee meeting attended.
•	July 2010 through December 2010:
o	$900 cash fee for each Board of Directors meeting attended.
o	$600 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:
•	January 2010 through June 2010:
o	$500 fee payable in two quarterly payments to committee chairs.
•	July 2010 through December 2010:
o	$1,000 fee payable in two quarterly payments to committee chairs.

Other:
•	January 2010 through June 2010:
o	$450 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.
•	July 2010 through December 2010:
o	$900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

Compensation of Named Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors.  The following are the current base salaries effective February 1, 2010, for the Company’s Chief Executive Officer, Chief Financial Officer and its other most highly compensated current executive officers who will be identified in the Company's proxy statement for the 2010 annual meeting (the "named executive officers"):

Michael J. Alley, Chairman, and Chief Executive Officer	$300,000

Michael B. Carroll, Executive Vice-President and Chief Financial Officer and Assistant Secretary	$225,000

Roger M. Duncan, Executive Vice-President, Retail Manager and Community Markets Manager of Integra Bank N.A.; President of Evansville Region	$235,000

John W. Key, Executive Vice-President, Chief Credit and Risk Officer	$225,000

The Compensation Committee of the Board of Directors determines and approves the compensation payable to the executive officers.  All of the executive officers, except Mr. Alley, are parties to Change in Control Benefits Agreements; however, as a participant in the Capital Purchase Program, we are restricted in the form and type of compensation we may pay to the named executive officers and our most highly compensated employees.